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EXHIBIT 10.71

                                                                [EXECUTION COPY]

                                   AGREEMENT

         THIS AGREEMENT (this "Agreement") is made between Martinn H. Mandles ("Mr. Mandles") and ABM Industries Incorporated, a Delaware corporation, ("ABM"), for itself and on behalf of its subsidiary corporations, and shall become effective upon the Effective Date set forth in Section 22.

                                    RECITALS

         WHEREAS, Mr. Mandles previously was a full-time employee and officer employed by ABM, and previously was and currently is a director of ABM. Chairman of the Board of ABM, and a voting member of the Executive Committee of the Board of Directors of ABM (the "Board");

         WHEREAS, at a meeting of the Board held on July 24,2002, the Board approved an immediate internal reorganization of ABM which included, among other things, the reorganization and reassignment of the functions performed by or reporting to the Chief Administrative Officer ("CAO") of ABM (the
"Reorganization");

         WHEREAS, prior to the Reorganization, Mr. Mandles was serving in the capacity of CAO and the reorganized ABM governance structure no longer includes the position of CAO; and

         WHEREAS, ABM recognizes Mr. Mandles' many contributions to ABM and desires to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

         1.  Change in Status; Continuing Service; Offices.

                  (a) Mr. Mandles acknowledges the elimination of the position of CAO and, effective as of the Effective Date, he hereby agrees to a change in status for all of his positions as an officer and full-time employee of ABM as set forth in this Agreement. Mr. Mandles further agrees, no later than the Effective Date, to resign all directorships and offices that he holds with respect to any subsidiary corporation of ABM.

                  (b) Mr. Mandles and ABM hereby acknowledge and agree that the Executive Employment Agreement dated November 1,1991, between Mr. Mandles and ABM, and all amendments to such employment agreement, including, but not limited to, the Amendment of Employment Agreement, dated November 1,1993; the Second Amendment of Corporate Executive Employment Agreement, dated November 14,1994; the Third Amendment of Corporate Executive Employment Agreement, dated October 14, 1996; the Fourth Amendment of Corporate Executive Employment Agreement, dated December 16,1997; and the Fifth Amendment of Division Executive Employment Agreement, dated June 30,1998; (such

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Executive Employment Agreement, as amended through the Effective Date, the
"Employment Agreement"), are hereby terminated and of no force and effect.

                  (c) During Mr. Mandles current term as a duly-elected member of the Board of ABM, and thereafter subject to Mr. Mandles being re-elected to the Board by ABM's stockholders, Mr. Mandles agrees to continue to serve as ABM's non-executive Chairman of the Board and as a voting member of the Executive Committee of the Board, provided that such service as non-executive Chairman of the Board and/or as a voting member of the Executive Committee of the Board shall be at the pleasure of the Board. In connection with his continuing service as a director of ABM, as the non-executive Chairman of the Board, and as a voting member of the Executive Committee of the Board, Mr. Mandles will spend an amount of time on these activities similar to the amount of time directors of companies whose securities are listed on the New York Stock Exchange generally devote to such activities. Mr. Mandles may voluntarily resign from such positions with ABM only upon thirty days prior written notice to ABM.

                  (d) As an employee, Mr. Mandles shall continue to be based at ABM's Century City, California office through December 31,2002, and ABM shall continue to provide Mr. Mandles with an administrative assistant at that office through such date. From the Effective Date through November 1,2004, headquarters office space in San Francisco. California shall be made available to Mr. Mandles for his use in connection with ABM business.

         2.  Employment After Effective Date.

                  (a) From the Effective Date through November 1,2004, Mr. Mandles shall remain an employee of ABM rendering sales, marketing and related services. From the Effective Date through December 31,2002, Mr. Mandles shall render such services to ABM at not less than 30 hours per week (subject to exceptions for vacation, sick leave and holiday time). From January 1, 2003 through November 1, 2004, Mr. Mandles shall make himself available to provide such services to ABM on an on-call basis. From and after the Effective Date, Mr. Mandles shall perform such responsibilities as may be assigned to him from time to time by the President and Chief Executive Officer of ABM ("CEO"). It is expected that Mr. Mandles will not perform any day-to-day management functions. Unless earlier terminated in accordance with this Agreement, Mr. Mandles shall automatically, and without any further action on the part of either party hereto, cease to be an employee of ABM, at 11:59 p.m. PST on November 1, 2004.

                  (b) Mr. Mandles agrees that from the Effective Date through November 1, 2004, he shall make every effort to be reasonably available to provide the services outlined in this Section 2, except that failure to render such services by reason of any physical or mental illness or disability, or temporary unavailability because of absence from the State of California, shall not affect Mr. Mandles' right to receive the compensation set forth in
Section 3.

                  (c) At any time during this Agreement, ABM shall have the right to terminate Mr. Mandles' employment hereunder pursuant to a good faith determination by a majority of the Board of "Just Cause." "Just Cause" includes but is not limited to any theft or other dishonesty, or any material: (i) neglect of full-time or part-time employment duties, as applicable, (ii) inability or unwillingness to perform full-time or part-time employment duties as

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applicable, (iii) insubordination, (iv) abuse of alcohol or other drugs, (v)
breach of this Agreement; (vi) other misconduct, unethical or unlawful activity, or (vii) other conduct that is harmful to ABM.

                  (d) Mr. Mandles shall return to ABM the American Express credit card issued to ABM in Mr. Mandles' name by the Effective Date, and he shall no longer utilize such credit card; provided, however, that Mr. Mandles shall have until thirty days after the Effective Date to terminate any recurring expenses charged to such credit card prior to the Effective Date.
On October 31, 2003, or such earlier date that Mr. Mandles ceases to be an employee of ABM, Mr. Mandles shall return to ABM and no longer utilize his ABM gasoline card, his ABM telephone calling card and cellular telephone provided to him by ABM.

         3. Payment of Good and Valuable Consideration. In consideration of Mr. Mandles' acceptance of this Agreement and the releases contained and described herein, and conditioned on Mr. Mandles' continuing employment and compliance with this Agreement, ABM will provide the following:

                  (a) From the Effective Date through November 1, 2002, Mr. Mandles shall be paid an annualized salary ("Salary") of Four Hundred Forty Five Thousand Two Hundred Thirty Two Dollars ($445,232) per year, payable semi-monthly at the rate of $37,102.67 per month. The amount of Salary shall be adjusted on November 1, 2002 to reflect the percentage increase, if any, in the World@Work (formerly American Compensation Association) Index ("W@W Index") for the Western Region, subject to a maximum annual increase of six percent (6%). This adjustment, if any, shall be based upon the projected W@W Index for the W@W fiscal year ending on the June 30th immediately preceding the effective dates of the annual increase hereunder. Notwithstanding the foregoing, there shall be no annual increase in Salary unless ABM's net income per diluted share ("EPS")for fiscal year ending October 31, 2002 is equal to or greater than ABM's EPS for ABM's fiscal year ending October 31, 2001. There shall be no downward adjustment in Salary in the event the W@W Index shows a decrease from W@W's prior fiscal year. There shall be no increase in Salary after November 1, 2002 under this Agreement.

                  (b) Subject to proration in the event of modification or termination of employment hereunder, Mr. Mandles shall be paid an annual bonus ("Bonus") based on the profit ("Profit") for the fiscal year ending October 31, 2002, and the fiscal year ending October 31, 2003, as described in subsections
(i) through (vii) below. Nothing contained in this Agreement shall entitle Executive to receive a Bonus or other incentive or contingent compensation from ABM based on any sales or profits made (including but not limited to any WTC Related Gain or WTC Related Carry-Over Gain realized or recognized) by ABM after October 31, 2003 (or such earlier date that Mr. Mandles ceases to be an employee of ABM).

                      (i) Subject to the maximum Bonus payable under Section 3(b)(iv), such Bonus for each such fiscal year shall be 0.2436% of ABM's Profit on a pro-rata basis (provided, however, that any such proration for the fiscal year ending October 31,2002, shall commence on November 1,2001).

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                      (ii)    Profit for purposes of determining such Bonus
shall be defined as the consolidated income (in accordance with generally accepted accounting principles) before income taxes of ABM, excluding: (1) gains or losses on sales or exchanges of real property, or on sales or exchanges of all or substantially all of the stock or assets of a subsidiary corporation or any other business unit of ABM, (2) gains or losses on the discontinuation of any business unit of ABM, (3) the discretionary portion of any contributions made to any profit sharing, employee retirement savings or similar plan, and (4) WTC Related Gain. At any time, the Board reserves the right to further adjust Profit for purposes of determining a Bonus in the event of a Significant Transaction (as defined below) during a fiscal year and/or for any unanticipated and material events that are beyond the control of ABM, including acts of god, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission ("SEC"), and/or the New York Stock Exchange. In addition, Profit shall be subject to such other adjustments as are made to the "Profit" used in calculating Bonus generally for the other senior executives of ABM.

                      (iii) Notwithstanding the foregoing, Profit for purposes of determining the Bonus in any such fiscal year shall include WTC Related Gain and WTC Related Carry-Over Gain in an aggregate amount not to exceed a maximum of $10 million. For purposes of this Agreement, the term "WTC Related Gain" shall mean the total amount of all items of income included in ABM's audited consolidated financial statements for any fiscal year that result from ABM's receipt of insurance proceeds or other compensation or damages due to ABM's loss of property, business or profits as a result of the destruction of the World Trade Center on September 11, 2001. Also, for purposes of this Agreement, the term "WTC Related Carry-Over Gain" shall mean the aggregate amount of WTC Related Gain not previously taken into account in determining a Bonus for a prior fiscal year. Lastly, for purposes of this Agreement, the term "Significant Transaction" shall mean ABM's acquisition or disposition of a business or assets which ABM is required to report under Item 2 of SEC Form 8-K.

                      (iv) Mr. Mandles' maximum Bonus for each fiscal year shall be one-hundred percent (100%) of the Salary for such fiscal year set forth in this Agreement.

                      (v) The Chief Financial Officer for ABM shall calculate the Profit and Bonus for purposes of this Agreement. ABM shall pay Mr. Mandles the Bonus for the fiscal year following completion of the audit of ABM's financial statements, but no later than seventy-five(75) days after the end of such fiscal year. ABM in its sole discretion may pay any Bonus earlier. The Bonus for any partial fiscal year shall be prorated for the fraction of the fiscal year for which such Bonus is payable. Absent bad faith or material error, any conclusions of the Board with respect to the amounts of the Profit or Bonus shall be final and binding upon Mr. Mandles and ABM.

                      (vi) Notwithstanding the foregoing, no Bonus for any fiscal year of ABM shall be payable unless ABM's Earnings Per Share ("EPS") for the fiscal year then ending is equal to or greater than eighty percent(80%) of ABM's EPS for the previous fiscal year of ABM.

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                      (vii)   Mr. Mandles acknowledges receipt of a Bonus for
the fiscal year ended October 31, 2001, and agrees that he is not entitled to any further bonus for that fiscal year, for any reason whatsoever.

                      (viii) Mr. Mandles shall receive a payment of $25,000 (less applicable withholding) on the Effective Date. Mr. Mandles shall receive an additional payment of $5,000 (less applicable withholding) on the effective date of the release of claims to be executed and delivered to ABM by Mr. Mandles pursuant to Section 12(d).

                  (c) Subject to the requirements of applicable laws and the terms, conditions and exclusions of the specific fringe benefit plans or arrangements and ABM policies as each may be amended from time to time:

                      (i) from the Effective Date through October 31, 2003, Mr. Mandles shall receive the then current fringe benefits (which ABM reserves the right to add, increase, reduce or eliminate at any time, but no such benefit or benefits shall be reduced or eliminated as to Mr. Mandles unless generally reduced or eliminated as to senior executives of ABM) generally provided by ABM to all of its senior executives, except:

                              (1)     Equity. Mr. Mandles understands and
acknowledges that he shall not receive any stock option grants or other equity compensation after July 24, 2002 (although Mr. Mandles may continue to invest his Salary and Bonuses paid hereunder subject to the then current terms of ABM's Employee Stock Purchase Plan). Mr. Mandles' existing stock options shall continue to be governed by the applicable stock option agreements and option plans;

                              (2)     Retirement. Mr. Mandles shall not be
entitled to accrue any further retirement benefits other than those (i) already vested in the ABM Service Award Benefit Plan, Supplemental Executive Retirement Plan and the Retiree Life Insurance Plan, or (ii) already vested or vesting in the ABM 401(k) Employee Savings Plan;

                              (3)     Vacation. Mr. Mandles shall not accrue any
additional vacation time after the Effective Date;

                              (4)     Disability/Sick Leave/Life Insurance.
Mr. Mandles shall not receive any long-term or short-term disability or sick leave after the Effective Date. During the time period that Mr. Mandles is rendering services of at least 30 hours per week (as described in Section 2(a)), Mr. Mandles shall continue to receive the same amount of life insurance, accidental death and dismemberment ("AD&D") and business travel accident
("BTA") insurance benefits that he was receiving immediately prior to the Effective Date. After December 31, 2002, or such earlier date that Mr. Mandles ceases to provide weekly services of at least 30 hours as an employee of ABM, Mr. Mandles shall no longer receive any AD&D or BTA insurance benefits, however ABM will provide for a conversion of the group life insurance policy to an individual life insurance policy for Mr. Mandles that excludes AD&D and BTA benefits. ABM will pay the premiums for such converted individual life insurance policy for coverage through November 1, 2004, or such earlier date that Mr. Mandles ceases to be an employee of ABM; and

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                              (5)     Health Insurance. Mr. Mandles shall be
eligible for group health coverage to the same extent and on the same terms as a full-time senior executive of ABM provided Mr. Mandles continues to pay the employee portion of the premiums due for such coverage. For purposes of Sections 3(c)(i)(5), 3(c)(ii)(3) and 3(c)(iii)(7), references to "Mr. Mandles" with respect to providing group health coverage shall be deemed to include Mr. Mandles and his dependent(s), if any, who are eligible for dependent coverage under ABM's group health insurance plan and group health contracts. ABM shall use commercially reasonable efforts to continue Mr. Mandles' group health coverage as an employee under its group health contracts. In the event Mr. Mandles ceases to be eligible for group health coverage during his employment under ABM's then existing group health insurance plan or group health contracts, Mr. Mandles may exercise his rights under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), to continue his group health coverage. ABM will pay the cost of such COBRA continuation coverage (provided that Mr. Mandles shall pay the applicable employee share for such continuation coverage) until the earlier of the expiration date for the maximum required period for COBRA continuation coverage specified in Section 54.4980B-7 of the Internal Revenue Service's Treasury Regulations (the "Maximum Required Continuation Period") or the date on which Mr. Mandles ceases to be an employee of ABM. Nothing in this Section 3(c)(i)(5) is intended to limit or restrict Mr. Mandles' dependents from exercising any independent rights they may have under COBRA or comparable state law.

                      (ii)    From November 1, 2003 until the date that
Mr. Mandles ceases to be an employee of ABM, Mr. Mandles shall receive only the following then current fringe benefits generally provided by ABM to all of its senior executives:

                              (1)     Stock Purchase Plan. Mr. Mandles may
continue to invest his Salary paid hereunder subject to the then current terms of ABM's Employee Stock Purchase Plan;

                              (2)     Deferred Compensation. Mr. Mandles may
continue to defer his Salary paid hereunder subject to the then current terms of ABM's Deferred Compensation Plan; and

                              (3)     Health Insurance. Mr. Mandles shall be
eligible for group health coverage to the same extent and on the same terms as a full-time senior executive of ABM provided Mr. Mandles continues to pay the employee portion of the premiums due for such coverage. ABM shall use commercially reasonable efforts to continue Mr. Mandles' group health coverage as an employee under its group health contracts. In the event Mr. Mandles ceases to be eligible for group health coverage during his employment under ABM's then existing group health insurance plan or group health contracts, Mr. Mandles may exercise his rights that he may then have under COBRA to continue his group health coverage during the Maximum Required Continuation Period (or, if such COBRA rights were previously exercised by Mr. Mandles and Mr. Mandles is maintaining his group health coverage under COBRA continue to be covered pursuant to COBRA during the Maximum Required Continuation Period). ABM will pay the cost of such COBRA continuation coverage (provided that Mr. Mandles shall pay the applicable employee share for such continuation coverage) until the earlier of the expiration date of the Maximum Required Continuation Period or the date on which Mr. Mandles ceases to be an employee of ABM. Nothing in this
Section 3(c)(ii)(3) is intended to

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limit or restrict Mr. Mandles' dependents from exercising any independent rights they may have under COBRA or comparable state law. If Mr. Mandles elects and maintains COBRA coverage through the expiration of the Maximum Required Continuation Period, then Mr. Mandles may exercise any rights he may then have under Section 1373.621 of the California Health and Safety Code ("CAL-COBRA-CONTINUATION") to continue group health coverage for Mr. Mandles pursuant to the governing rules of CAL-COBRA-CONTINUATION. ABM will pay the cost of such CAL-COBRA-CONTINUATION coverage (provided that Mr. Mandles will pay the employee portion of such coverage) until the earlier of the date that CAL-COBRA -CONTINUATION coverage is no longer required to be offered to Mr. Mandles or the date that Mr. Mandles ceases to be an employee of ABM. In no event under this Agreement will ABM pay for any COBRA or CAL-COBRA-CONTINUATION coverage for Mr. Mandles (or any dependents) with respect to any time period after November 1,2004 or such earlier date that Mr. Mandles ceases to be an employee of ABM.

                      (iii) After the date that Mr. Mandles ceases to be an employee of ABM:

                              (1)     Equity. Mr. Mandles shall remain eligible
to exercise his unexercised stock options that are vested as of the date that he ceases to be an employee of ABM in accordance with the terms of each applicable stock option plan and option agreement;

                              (2)     Retirement. Mr. Mandles shall remain
eligible to receive the retirement benefits described in the Supplemental Executive Retirement Plan Grant Certificate dated April 10, 2002;

                              (3)     Service Award Benefit. Mr. Mandles shall
receive his service award benefits pursuant to the terms of such service award plan;

                              (4)     Vacation. Any vacation balance accrued and
not used before the date that Mr. Mandles ceases to be an employee of ABM shall be paid to him at that time;

                              (5)     Deferred Compensation. Mr. Mandles shall
be entitled to receive his deferred compensation pursuant to the terms of such plan and his distribution elections;

                              (6)     Retiree Life Insurance. Mr. Mandles shall
be eligible for retiree life insurance benefits as provided under such plan; and

                              (7)     Health Insurance. If not previously
exercised, Mr. Mandles may exercise his rights that he may have under COBRA (or CAL-COBRA-CONTINUATION) to purchase entirely at his own expense the applicable group health insurance for Mr. Mandles for the applicable premium and term. If Mr. Mandles previously exercised (and is continuing to maintain) his COBRA (or CAL-COBRA-CONTINUATION) rights, then he may continue, entirely at his own expense, to be covered pursuant to COBRA (or CAL-COBRA-CONTINUATION) for the applicable premium and term until the expiration of

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the Maximum Required Continuation Period (or such later date that CAL-COBRA-
CONTINUATION coverage is no longer required to be offered to Mr. Mandles).

                  (d) Through October 31, 2003, ABM shall continue to pay directly or reimburse Mr. Mandles for all expenses of his company car and memberships in Hillcrest Country Club, The Regency Club and the United Airlines Red Carpet Club. On November 1, 2003, ABM shall transfer the title (or cause the title to be transferred) free and clear to Mr. Mandles for his company car. After October 31, 2003, Mr. Mandles shall be solely responsible for all expenses of the aforementioned car and memberships. On November 1, 2004, ABM shall make a payment of $103,000 to Mr. Mandles (subject to Section 3(g)) provided, however, that such payment shall be immediately applied by ABM to partially repay Mr. Mandles' obligation to ABM for ABM's purchase of Mr. Mandles' membership in Hillcrest Country Club. Mr. Mandles understands and agrees that he will fully pay off his $103,000 obligation to ABM for the Hillcrest Country Club membership initial fee on November 1, 2004 or such earlier date that Mr. Mandles ceases to be an employee of ABM.

                  (e) ABM shall pay directly or reimburse Mr. Mandles for reasonable business expenses of ABM incurred by Mr. Mandles in connection with the proper performance of his services under this Agreement, upon presentation to such person by Mr. Mandles within sixty (60) days after incurring such expense of an itemized request for payment, including the date, nature, recipient, purpose and amount of each such expense, accompanied by receipts for all such expenses in excess of Twenty-Five Dollars ($25) each.

                  (f) After the date that Mr. Mandles ceases to be an employee of ABM, he will be eligible to receive fees generally payable to non-employee directors for services he renders as a director of ABM.

                  (g) Any tax obligations of Mr. Mandles and tax liability therefor, including any penalties and interest based upon such tax obligation, that arise from the benefits and payments made to him under this Agreement shall be Mr. Mandles' responsibility and liability. ABM will report each payment provided for in this Section 3 on form W-2 for the tax year in which the payment is made. All payments or benefits made under this Agreement to Mr. Mandles (including those made under Section 3(d)) shall be subject to applicable tax withholding laws and regulations. Mr. Mandles shall be required to fully satisfy any such withholding as a condition of receipt of any payments or benefits.

         4. No Other Benefits; No Admission of Liability. Mr. Mandles acknowledges that except for any vested or vesting benefits and except as specifically set forth in Section 3, Mr. Mandles shall not be entitled to any other compensation or benefits after the Effective Date. It is understood and agreed that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by ABM or Mr. Mandles.

         5. Business Conduct. While employed by ABM, Mr. Mandles shall comply with all applicable laws pertaining to the performance of this Agreement, and with all lawful and ethical rules, regulations, policies, codes of conduct, procedures and instructions of ABM, including the following:

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                  (a) GOOD FAITH: Mr. Mandles shall not act in any way contrary to the best interest of ABM.

                  (b) BEST EFFORTS: Mr. Mandles shall not at any time from the Effective Date through the earlier of his termination of employment or November 1, 2004 be directly or indirectly employed by, own, operate, assist or otherwise be involved, invested or associated in any business that is similar or competitive to any business of ABM; except that Mr. Mandles may own up to five percent (5%) of any such publicly-held business(es), provided that Mr. Mandles:
(x) shall give ABM notice(s) of such ownership in accordance with Section 23 hereof, and (y) shall not at any time be directly or indirectly employed by or operate, assist, or otherwise be involved or associated with any such business(es).

                  (c) VERACITY: Mr. Mandles shall make no claims or promises to any employee, supplier, contractor, customer or sales prospect of ABM that are unauthorized by ABM or are in any way untrue.

                  (d) DRIVER'S LICENSE: Mr. Mandles shall have and carry a valid driver's license issued by his or her state of domicile or the State of California and a driver's permit issued by ABM whenever Mr. Mandles is driving any motor vehicle in connection with ABM business. Mr. Mandles agrees to immediately notify ABM in writing if Mr. Mandles' driver's license is lost, expired, restricted, suspended or revoked for any reason whatsoever.

         6. Indemnification Against Claims. ABM agrees to indemnify and hold Mr. Mandles harmless from any liability, claim, demand, cost, expense and attorneys' fees incurred by him as a result of any actions or omissions by him in the course of his service to ABM as an employee, officer of director to the extent other employees, officers or directors would be so indemnified.

         7.  Goodwill and Proprietary Information.

                  (a) Mr. Mandles agrees to utilize and further ABM's goodwill ("Goodwill") among its customers, sales prospects and employees, and acknowledges that ABM may disclose to Mr. Mandles and Mr. Mandles may disclose to ABM, proprietary trade secrets and other confidential information not in the public domain ("Proprietary Information") including specific customer data such as: (i) the identity of ABM's customers and sales prospects, (ii) the nature, extent, frequency, methodology, cost, price and profit associated with its services and products purchased from ABM, (iii) any particular needs or preferences regarding its service or supply requirements, (iv) the names, office hours, telephone numbers and street addresses of its purchasing agents or other buyers, (v) its billing procedures, (vi) its credit limits and payment practices, and (vii) its organization structure.

                  (b) Mr. Mandles agrees that such Proprietary Information and Goodwill have unique value to ABM, are not generally known or readily available to ABM's competitors, and could only be developed by others after investing significant time and money. ABM would not make such Proprietary Information and Goodwill available to Mr. Mandles unless ABM is assured that all such Proprietary Information and Goodwill will be held in trust and confidence by Mr. Mandles. Mr. Mandles hereby acknowledges that to use this Proprietary Information and

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Goodwill except for the benefit of ABM would be a breach of such trust and confidence and in violation of Mr. Mandles' Duty of Loyalty to ABM.

         8. Covenants. In recognition of Section 7, Mr. Mandles hereby agrees that:

                  (a) as long as he is an employee and for one (1) year thereafter, he will at no time directly or indirectly solicit or otherwise encourage or arrange for any employee to terminate employment with ABM;

                  (b) except in the proper performance of this Agreement or in the proper discharge of his duties as a director of ABM, he will not at any time directly or indirectly disclose or deliver to any other person or business any Proprietary Information obtained directly or indirectly by Mr. Mandles from, or for, ABM;

                  (c) he will not at any time seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of ABM through the direct or indirect use of any Proprietary Information of ABM, or by any other unfair or unlawful business practice;

                  (d) he will not directly or indirectly, for himself or for any other person or business, seek, solicit, divert, take away, obtain or accept any customer account or sales prospect with which Mr. Mandles had direct business involvement on behalf of ABM covering the one (1) year period prior to the Effective Date through the date that Mr. Mandles ceases to be an employee of ABM;

                  (e) except as needed to perform his duties as a director of ABM (including, but not limited to, as Chairman of the Board and/or a member of the Executive Committee) or as requested of him by the CEO, Mr. Mandles agrees that: (i) on or before the Effective Date, he shall turn over to ABM all of ABM's confidential files, records, and other documents in his possession at that time, and (ii) on or before December 31, 2002 (or such earlier date that Mr. Mandles ceases to be an employee of ABM), he shall turn over to ABM at ABM's corporate office in Century City, California, all of ABM's office equipment, furniture, fixtures and supplies in his possession at that time;

                  (f) nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the state of employment, including as a result of any law regulating competition or proscribing unlawful business practices; and

                  (g) Mr. Mandles represents to Company that he is not bound by any contract with a previous employer or with any other business that might prevent him from entering into this Agreement. Mr. Mandles further represents that he is not bound by any other contracts or covenants that in any way restrict or limit his activities in relation to his employment with ABM that have not been fully disclosed to ABM prior to the signing of this Agreement.

         9. Non-Disparagement. Both Mr. Mandles and ABM, through its directors and officers, agree not to make any unfavorable or disparaging remarks about the other to third parties or non-officer employees of ABM. However, Mr. Mandles acknowledges and agrees that ABM's non-disparagement obligation pursuant to this Agreement shall extend solely to the actions of ABM's directors and officers. For this purpose, "officers" is defined as those persons

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identified by the Board as subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The provisions of this
Section 9 shall terminate on November 1, 2004 or such earlier date that Mr. Mandles ceases to be an employee if Mr. Mandles does not re-execute a release of claims as provided in Section 12(d). If Mr. Mandles does re-execute the release of claims pursuant to Section 12(d), then the provisions of this Section 9 shall survive after (i) Mr. Mandles ceases be an employee of ABM and (ii) termination of this Agreement.

         10. Cooperation. After the date that Mr. Mandles ceases to be an employee of ABM, Mr. Mandles agrees to cooperate with ABM, its attorneys or experts retained by ABM or its attorneys in connection with any litigation matters involving ABM that are pending on the date Mr. Mandles ceases to be an employee of ABM or that may arise thereafter regarding events that occurred on or before the date Mr. Mandles ceased to be an employee of ABM.

         11. No Other Claims. Mr. Mandles represents and warrants that he has not filed against ABM or any of its subsidiaries, directors, officers, employees, predecessors, successors, assigns or representatives any claim, complaint, charge or suit with any federal, state or other agency, court, board, office or other forum or entity, except for an open workers' compensation claim for benefits under policy number 166801995 (pursuant to claim number 2J004385 for a claim related to a May 9, 2000, date of loss). Mr. Mandles agrees that he will not, at any time hereafter, file any other claim, complaint, charge or suit based upon circumstances arising on or before the Effective Date, other than a claim arising from a breach by ABM of this Agreement (which shall be subject to Section 13), and that if any agency, court, board, office, forum or other entity assumes jurisdiction of any such claim, complaint, charge or suit, he will request such entity to withdraw from the matter. A breach of this Section 11 by Mr. Mandles shall entitle ABM to damages as provided by law and shall relieve ABM of all obligations to Mr. Mandles as provided in this Agreement.

         12. General Mutual Releases.

                  (a) Mr. Mandles, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ABM and its affiliates and all of its and their stockholders, subsidiaries, directors, officers, employees, representatives, successors, assigns, agents and attorneys (collectively, "Company") from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of whatever kind or nature, known or unknown, suspected or unsuspected, joint or several ("Claims"), which Mr. Mandles has had or may hereafter claim to have had, against Company by reason of any matter, act, omission, cause or event whatever that has occurred up to and including the Effective Date other than those obligations set forth in this Agreement. This release and waiver of Claims specifically includes but is not limited to: (i) all Claims arising from or relating in any way to any act or failure to act by any employee, officer or director of ABM, (ii) all Claims arising from or relating in any way to the employment relationship of Mr. Mandles with ABM and/or the termination thereof, including any Claims which have been asserted or could have been asserted against Company, and (iii) any and all Claims which might have been asserted by Mr. Mandles in any suit, claim, or charge, for or on

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account of any matter or things whatsoever that has occurred up to and including the Effective Date, under any and all laws, constitutions, statutes, orders, regulations, or any other claim of right(s), including any claim under Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended (including the amendments of the Civil Rights Act of 1991), the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, State anti-discrimination statutes and any Claim in contract or tort.

                  (b) ABM, on behalf of itself and its successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Mr. Mandles and his heirs, executors, administrators, successors and assigns from any and all Claims which ABM has had or may hereafter claim to have had, against Mr. Mandles by reason of any matter, act, omission, cause or event whatever that has occurred up to and including the Effective Date, other than the obligations set forth in this Agreement. In giving this release: (i) ABM is relying on Mr. Mandles' representations in Section 11 and his acknowledgement and further representation that he has no reason to believe that ABM should have any actionable claims against Mr. Mandles, and (ii) Mr. Mandles is relying on ABM's acknowledgement and further representation that ABM has no reason to believe that Mr. Mandles should have any actionable claims against ABM.

                  (c) For the purpose of implementing a full and complete release and discharge, each of the parties expressly acknowledges that this Agreement with the general releases set forth in this Section 12 are intended to include in their effect, without limitation, all Claims which the parties do not know or suspect to exist in their favor at the time of execution of this Agreement, and that this Agreement and such general releases contemplate the extinguishment of all such Claims. Each of the parties expressly waives and relinquishes all rights and benefits he or it may have under Section 1542 of the California Civil Code which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Mr. Mandles represents that he has read and understood the provisions of California Civil Code Section 1542.

                  (d) In order to extend the non-disparagement provisions of
Section 9 and in recognition of other valuable consideration provided by ABM, Mr. Mandles (or his personal representative if applicable) agrees to re-execute a release of claims, substantially in the form provided in this Section 12, along with a representation similar to that provided in Section 11 on the date that Mr. Mandles ceases to be an employee of ABM.

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         13.      Arbitration and Equitable Relief.

                  (a) Any claim or dispute related to or arising from this Agreement (whether based in contract or tort, in law or equity) including claims or disputes between Mr. Mandles and ABM or its directors, officers, employees and agents regarding Mr. Mandles' employment or termination of employment hereunder, or any other business of ABM, shall be resolved by a neutral arbitrator agreed upon by both parties, through mandatory, final, binding arbitration in accordance with the procedural and discovery rules of the American Arbitration Association.

                  (b) The cost of such arbitration shall be borne by ABM. Any such arbitration must be requested in writing within one (1) year from the date the party initiating the arbitration knew or should have known about the claim or dispute, or all claims arising from that dispute are forever waived. Any such arbitration (or court proceeding as applicable hereunder) shall be held in the city and/or county of employment hereunder. Judgment upon the award rendered through such arbitration may be entered and enforced in any court having proper jurisdiction.

                  (c) Provided that the complaining party has given to the other party no less than one (1) week's prior written notice of the alleged breach, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the courts of California in and for the County of San Francisco for the purpose of enforcing this Agreement.

         14. Confidentiality of Agreement.

                  (a) Mr. Mandles represents and agrees that he has not disclosed the terms of this Agreement and, until such time that ABM is required by law to publicly disclose the terms of this Agreement, Mr. Mandles agrees that he will keep the terms, amounts and all other specific facts of this Agreement completely confidential and that he will not disclose any information concerning this Agreement to any person or entity, other than that which is legally required and other than to his immediate family, administrative assistant and professional representatives (including financial, tax and legal advisors); provided, that disclosure to his immediate family, administrative assistant or professional representatives in conditioned on the fact that they agree to keep said information confidential and not disclose it to others.

                  (b) In the event Mr. Mandles discloses, in violation of
Section 14(a), the alleged facts upon which this Agreement is based, the amount of consideration tendered to him, or the terms of the Agreement, ABM shall be entitled to recover its actual damages or take any other action legally allowable.

         15. Death, Resignation or Termination for Just Cause. Except as may be expressly provided otherwise in Sections 3(c)(iii) and 3(f), all compensation, payments and benefits to be provided to Mr. Mandles by ABM under this Agreement (including but not limited to Section 3(d)) shall automatically terminate and cease upon (a) the death of Mr. Mandles, (b)

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Mr. Mandles' resignation of employment or (c) the termination of Mr. Mandles'
employment by ABM for Just Cause. ABM shall pay when due to Mr. Mandles' designated beneficiary or estate, as applicable, all prorated Salary, Bonus or other contingent compensation, reimbursement of business expenses and fringe benefits which would have otherwise been payable to Mr. Mandles under this Agreement, through the date that Mr. Mandles ceased to be an employee of ABM pursuant to clauses (a) through (c) above.

         16. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Mr. Mandles and ABM, and their respective heirs, administrators, representatives, executors, successors and assigns. Mr. Mandles hereby designates The Mandles Family Trust dated June 30, 1993, as amended, as his beneficiary under this Agreement.

         17. Attorneys' Fees. Each party shall bear its own costs (other than the costs of arbitration pursuant to Section 13) and attorneys' fees incurred in the achieving the settlement and release of the matters set forth in this Agreement. If one party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs (other than the costs of arbitration pursuant to Section
13) and expenses incurred in such action or any appeal or enforcement of such action, in addition to any other relief to which that party may be entitled under this Agreement.

         18. Voluntary Participation. Each of the parties acknowledges that he or it has read the Agreement, and that he or it enters into this Agreement freely, voluntarily, without coercion and based on the party's own judgment and not in reliance upon any representations or promises made by the others, except those contained in this Agreement.

         19. Method of Execution. This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

         20. Governing Law. This Agreement is deemed to have been made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California without regard to the conflicts of laws policies thereof. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any party.

         21. Severability. The provisions of this Agreement are severable and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

         22. Older Workers Benefit Protection Act. Pursuant to the requirements of the Older Workers Benefit Protection Act, Mr. Mandles has up to 21 days from October 29, 2002 to consider and sign this Agreement, although Mr. Mandles may accept it at any time within those 21 days. Mr. Mandles hereby acknowledges that he has consulted an attorney or been advised to consult an attorney about this Agreement. Once Mr. Mandles accepts the terms of this Agreement and signs this Agreement, he has seven days to revoke his acceptance. To revoke this Agreement, Mr. Mandles must send to the CEO a written statement of revocation by

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                                                         -----------     -------
registered mail, return receipt requested. If Mr. Mandles does not timely revoke this Agreement, this Agreement shall become effective on the eighth day after he signs it ("Effective Date").

         23. Notices.

                  (a) Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

                  MR. MANDLES: Martinn H. Mandles
                               ABM Industries Incorporated
                               2029 Century Park East Suite 3160
                               Los Angeles, CA 90067

                               with a copy to:

                               Martinn H. Mandles
                               2465 Century Hill
                               Los Angeles, CA 90067

                  ABM:         ABM Industries Incorporated
                               160 Pacific Avenue, Suite 222
                               San Francisco, CA 94111
                               Attention: President & CEO

                               with a copy to:

                               ABM Industries Incorporated
                               160 Pacific Avenue, Suite 222
                               San Francisco, CA 94111
                               Attention: Sr. VP & Chief Employment Counsel

                  (b) Any such notice shall be assumed to have been received when delivered in person, or forty-eight (48) hours after being sent in the manner specified above.

         24. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  [Remainder of page left intentionally blank.]

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         25. Entire Agreement. Except as expressly provided herein, this
Agreement sets forth the entire agreement between the parties as to the subject matter hereof and supersedes any and all prior oral or written agreements or understandings between the parties. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the party against whom enforcement of the waiver, change or modification is sought. Failure or delay on the part of either party to enforce any right, power or privilege under this Agreement shall not be deemed to constitute a waiver thereof.

Date: October 29, 2002           /s/ Martinn H. Mandles
                                 -----------------------------------------
                                             Martinn H. Mandles

Date: October 29, 2002           ABM INDUSTRIES INCORPORATED

                                 By: /s/ Henrik C. Slipsager
                                     -------------------------------------
                                             Henrik C. Slipsager
                                     President and Chief Executive Officer

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